Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

November 14, 2023

Genelux Corporation

2625 Townsgate Road, Suite 230

Westlake Village, California 91361

Re:	Genelux Corporation

Ladies and Gentlemen:

We have acted as counsel to Genelux Corporation, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of an aggregate of up to 1,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2023 Inducement Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plan, the Company’s charter and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and the prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

November 14, 2023

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

Cooley LLP

By:	/s/ Jason Kent
Jason L. Kent